Exhibit 10.1

PRIVATE & CONFIDENTIAL

Mike Burns

Via Email

July 20, 2014

Dear Mike,

Everyone at Gigamon Inc. (the “Company”) is excited to welcome you as the latest addition to a great company. We strongly believe you will make an outstanding contribution to the team, living up to the high standards set by your fellow team members. It is with great pleasure that I confirm the Company’s offer of employment to you for the position of Chief Financial Officer.

This offer is contingent upon successful background and reference checks. The terms of the Company’s offer are outlined in this letter (the “Offer Letter”) and attached documents, if any.

1. Start Date. We expect you to start work no later than July 28, 2014 (the “Start Date”).

2. Salary/Responsibilities. You will report directly to Paul Hooper, CEO. You will receive an initial base salary at an annual rate of $270,000.00 (“Base Salary”), paid in equal twice-monthly installments. In addition to the Base Salary, you will be eligible to participate in the Company’s 2014 Corporate Bonus Plan for 2014, with a target bonus of 50% of Base Salary. Your actual bonus is subject to Company and individual performance and the terms of the plan.

3. Benefits and Taxes. As a regular, full-time employee, you will be eligible to participate in all Company-sponsored benefit programs in accordance with existing Company policies. As of today’s date, those benefit programs include a 401(k) plan with employer match, Employee Stock Purchase Plan, (ESPP), health insurance plan, dental plan, vision plan, 10 paid holidays each year, up to 15 days of Paid Time Off (PTO) per year and unlimited sick time. Further details can be found in the Company’s employee handbook. The Company also provides you, at its own expense, life insurance equal to 2 times your base salary and long term and short term disability insurance. Any taxable payments made to you (including salary and bonuses) will have applicable taxes withheld.

4. Equity. We will recommend to the Company’s Board of Directors (or a committee that it authorizes) (the “Board”) that you be granted an equity award with a value of $1,300,000 on the date of grant. Consistent with our compensation philosophy for executives, the value of the grants will be split equally between options to purchase Company stock (“Options”) and restricted stock units (“RSUs”). To determine the number of Options and RSUs, we use the approximate Black-Scholes value of the options and the closing price of the Company’s common stock on the date of the grant. This award will not be effective until approved by the Board and will be effective on the date determined by the Board.

If the Board approves the grant of Options and RSUs to you, our practice has been that during the periods of your full employment with the Company, the Options granted will vest over a 4 year period as follows: the first 25% of each grant will vest 12 months after the vesting commencement date

Gigamon Inc., 3300 Olcott Street, Santa Clara, CA 95054 U.S.A	Tel: (408) 831-4000

(currently anticipated to be your Start Date) and the remainder will vest in equal monthly installments for the remaining 36 months. For RSUs, our practice has been that during your employment with the Company, the RSUs would vest over a 4 year period as follows: 25% of the total RSUs would vest on August 15, 2015; 1/16th of the total RSUs would vest on each of the Company’s successive quarterly RSU vesting dates thereafter (15th of February, May, August and November of each year). Note, you must start prior to August 14, 2014 to be eligible for the August 15, 2015 vest date. If your Start Date is on or after August 15, 2014, then the first vesting date will default to the next quarterly vesting date, November 15, 2015.

The grant of Options and RSUs by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific Option and RSU grant to you will be provided upon approval of such grants by the Board.

5. Change in Control/Severance Benefits. We will recommend to the Board that you be eligible for the Company’s standard executive change in control severance benefits package. A copy of the form of this agreement is included for your information.

6. At Will Employment. While we look forward to a long and profitable relationship, if you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary, whether written or oral, are expressly superseded. Further, your participation in any benefit program, including the equity compensation plan, is not to be regarded an assurance of continued employment for any period of time. Any modification or change to your at-will employment status may only occur via an express written agreement signed by you and the Company’s Chief Executive Officer. The Company reserves the right to change or otherwise modify, in its sole discretion, the terms and conditions of your employment, including without limitation your Base Salary, bonus opportunities, title, reporting structure and any benefits.

7. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Agreement Regarding Proprietary Information and Inventions” as a condition of your employment, if you have not already. We wish to impress upon you that you may not bring with you to the Company any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer or other third party. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes in any way with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Offer Letter, any agreement about Company equity, and the Company’s Employee Agreement Regarding Proprietary Information and Inventions, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers or other third parties.

Gigamon Inc., 3300 Olcott Street, Santa Clara, CA 95054 U.S.A	Tel: (408) 831-4000

8. Authorization to Work. Please note that, because of employer regulations adopted in the Immigration Reform and Control Act of 1986, as amended, within 3 business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources Department.

9. Dispute Resolution. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, your employment or this Offer Letter, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. Those rules are available via the AAA’s website at: www.adr.org. The Company will pay any fees charged by an arbitrator to hear this matter, as well as any other fees that would not customarily be borne by you in the event any dispute were litigated in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. By signing this letter, you and the Company expressly waive your rights to a jury trial.

10. Acceptance. This Offer Letter and any attachments hereto expressly supersede and replace any prior understanding or agreements, whether oral, written, or implied, as to the subject matter set forth herein. This offer will remain open until end of business, Friday, July 25, 2014. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Offer Letter in the space indicated and fax it to Human Resources at (408) 988-8986 or you can email a signed copy to Rich Jacquet at rich.jacquet@gigamon.com. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any. If you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Best regards,

/s/ Paul A. Hooper

Paul A. Hooper

Chief Executive Officer

Gigamon Inc.

Gigamon Inc., 3300 Olcott Street, Santa Clara, CA 95054 U.S.A	Tel: (408) 831-4000

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Mike Burns	Date signed:	July 22, 2014
Mike Burns

Attachments:
Gigamon, Inc. Change in Control Severence Agreement

Gigamon Inc., 3300 Olcott Street, Santa Clara, CA 95054 U.S.A	Tel: (408) 831-4000